Exhibit 10.3





                                        April 30, 2003



Mrs. Ann M. Korologos
1155 23rd Street, N.W.
Suite 7A
Washington, D.C. 20037

Dear Ann:

          As you will recall at the meeting on April 24, it was decided that all Directors would take their fees in stock equivalent units. Accordingly, provided you agree, the deferral will occur as follows:

          1. All director's fees and retainers ("Fees") payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period May 1, 2003 through December 31, 2003 , will be deferred and paid to you in accordance with this letter agreement.

          2. Fees will be converted to Stock Equivalent Units in accordance with the Directors' Stock Equivalent Purchase Plan, a copy of which is attached hereto as Exhibit A (the "Plan").

          3. Within 30 days of the date when you cease to be a Director of AMR Corporation, the Stock Equivalent Units accrued pursuant to the Plan will be converted to cash and paid to you by multiplying the number of such Stock Equivalent Units by the arithmetic mean of the high and the low of AMR stock during the month when you ceased to be a Director of AMR Corporation.

          4. AMR's obligation to make the payment pursuant to paragraph 3 hereof will not be released or modified by reason of your death. In such event, the cash payment contemplated by paragraph 3 will be made to your named beneficiary under the Director's Term Life Insurance Policy maintained by the Corporation.







          If   the  foregoing  is  satisfactory  to  you,  please
indicate by signing one of the originals (two are enclosed) and returning it to me.

                                        Very truly yours,




                                        Charles D. MarLett
                                        Corporate Secretary


Accepted and agreed:




 /s/ Ann M. Korologos
Ann M. Korologos


  May 3, 2003
Date